Exhibit 4.5

AGREEMENT TO PURCHASE PEACE ARCH SUBSIDIARIES

Dated: August 1, 2003

This agreement sets out the terms and conditions by which Renegade Motion Picture Corporation (the "Purchaser"), will purchase  all of the issued and outstanding shares (the "Shares") in the capital of Peace Arch Project Development Corp. (the "Corporation") owned by Peace Arch Entertainment Group Inc.

The Parties record that the Corporation is the owner of shares of  various companies, including various single purpose production companies (the Corporation and such companies being collectively referred to as the "Corporate Group"), and that the Corporate Group is the owner of various film and television projects and rights associated therewith (the "Media Properties").

The parties also record that the Corporation and various members of the Corporate Group are indebted and obligated to Fremantle Media Enterprises Ltd. ("Fremantle") pursuant to an overall agreement with Fremantle and further agreements, security, and other instruments supplemental thereto (collectively the "Fremantle Agreements"), copies of which have been provided to the Purchaser. Without limitation, the Fremantle Agreements provide Fremantle with a security interest in all or substantially all of the assets of the Coporate Group and govern the manner in which the business of the Corporate Group shall be conducted.

The parties also record that the Corporation and various members of the Corporate Group are indebted and obligated to Comerica Bank-California ("Comerica"), pursuant to an agreement with Comerica and other instruments supplemental thereto (collectively the "Comerica Agreements"), copies of which have been provided to the Purchaser.

The parties also record that the Corporation and various members of the Corporate Group are indebted and obligated to Royal Bank of Canada ("RBC"), pursuant to various loan agreements with RBC and other instruments supplemental thereto (collectively the "RBC Agreements"), copies of which have been provided to the Purchaser.

1.

The Purchaser agrees to purchase the Shares from the Vendor and the Vendor agree to sell the Shares to the Purchaser for the aggregate consideration of $100.00, which shall be paid on closing.

2.                     The Purchaser acknowledges that it is purchasing the Shares without any representation or warranty of any nature or kind with respect to the Corporate Group. Without limitation, the Purchaser acknowledges that it is purchasing the Shares subject to any right, title to, or interest therein which Fremantle might have.

3.

Payments due on closing shall be paid on closing by cheque to the Vendor.

4.

The transactions contemplated hereby shall be completed at the offices of the Vendor at 407-124 Merton Street, Toronto, Ontario,  at 5:00 p.m. (Toronto time) on August 15, 2003, or at such other time and place as the parties may agree in writing. Notwithstanding the actual time and date of the closing, the effective time and date of the closing of the transaction for all purposes shall be deemed to be the close of business on August 1, 2003, and without limitation all closing documents shall bear that date.

5.

On closing, the Vendor shall execute and deliver such transfers of the Shares, conveyances, and other instruments, agreements and documents as may be necessary or desirable to transfer them to the Purchaser, free and clear of all claims, interests and rights of others.

6.

On closing:

(a)

the Corporate Group shall issue in favor of the Vendor a sales agency agreement for all of the Media Properties of the Corporate Group;

(a)

the Vendor shall have caused the nominees of the Purchaser to be elected as the directors of the Corporation.

7.                    The Purchaser acknowledges and agrees that it is a condition of this agreement that the Corporate Group continue to observe, perform and be bound by the Freemantle Agreements, the RBC Agreements, and the Comerica Agreements in accordance with their respective terms, and the Purchaser agrees to do no act or thing which would in any way constitute a violation or default of such agreements.

8.

The parties shall do all such acts and things and execute such documents whether before or after closing as may be reasonably necessary or desirable to give effect to these arrangements. In particular, the parties agree to consent to such corporate proceedings as are necessary to be taken to permit the transfer of the Shares as contemplated by this agreement.

9.

The Purchaser acknowledges that the Vendor is a public company and that it will from time to time make public disclosure of this agreement and its terms.

10.

This agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.

Any notice to be given under this agreement shall be in writing and  delivered or mailed by prepaid registered mail addressed to the party to whom it is to be given at its address as shown below, or,  in the alternative, may be sent by facsimile transmission or similar means of communication providing that confirming notice in writing is sent as aforesaid within two business days thereafter and shall be deemed to have been received on the day of delivery or communication by facsimile transmission or similar means of communication or on the third  business day after mailing as aforesaid, as the case may be.

If to the Vendor, to:

407-124 Merton Street,

Toronto

Attention: Gary Howsam

Facsimile: (416) 487-6141

If to the Purchaser, to:

4 Fourth Street

Ward's Island,

Toronto

Attention: Steven Rumbelow

Facsimile: TBA

12.

This agreement, and any other instrument executed pursuant hereto, shall not be assigned without the prior written consent of the parties hereto or to any other such instrument, as the case may be, except as expressly permitted herein.

13.

Each party shall bear its own legal and out-of-pocket expenses incurred  in connection with the negotiation and entering into of this agreement and the consummation of the transactions contemplated hereby.

14.

Time shall in all respects be of the essence of this agreement.

15.

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and assigns.

16.

If any dispute shall occur between the parties hereto relating to the interpretation or implementation of any of the provisions of this agreement, such dispute shall (except as otherwise expressly provided for herein) be resolved by arbitration in Ontario  in accordance with the rules and procedures of the Arbitrations Act of Ontario by a single arbitrator.  Such arbitrator shall be jointly selected by the parties who are party to the dispute or, failing such joint selection, each of  the disputing parties  shall appoint a partner of any independent accounting firm which is among the five largest in Toronto,. and such appointees shall select the arbitrator. Judgment may be entered on the arbitrations award in any court having jurisdiction.

PEACE ARCH ENTERTAINMENT GROUP          RENEGADE MOTION PICTURE

INC.

CORPORATION

By:__Gary Howsam______________

By: _Steven Rumbelow____

       Gary Howsam

      Steven Rumbelow